UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 10, 2021

ALKAMI TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware     001-40321     45-3060776
(State or Other Jurisdiction of Incorporation) (Commission File Number)     (I.R.S. Employer Identification Number)

5601 Granite Parkway, Suite 120, Plano, TX 75024
(Address of Principal Executive Offices) (Zip Code)
(877) 725-5264
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ALKT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 10, 2021, Alkami Technology, Inc. (the “Company”) entered into and closed an Asset Purchase Agreement (the “Purchase Agreement”) with MK Decisioning Systems, LLC (the “Seller”) and Morsikh, LP, Guru Dharam Singh Khalsa, and Har Rai Singh Khalsa (the “Seller Principals”). The Seller operates a technology platform for digital account opening, credit card and loan origination solutions.

The Purchase Agreement provides for the sale of substantially all of the assets of the Seller, except for certain expressly excluded assets therein. Furthermore, the Company agreed to assume certain liabilities associated with the Seller’s business as provided in the Purchase Agreement.

The amount due at closing was approximately $20 million (the “Base Purchase Price”) subject to a $2 million holdback provision with $1 million to be released at the 12-month anniversary of close and the remainder to be released at the 18-month anniversary of close. In addition to the Base Purchase Price, under the Purchase Agreement, there is an earn-out potential for the Seller Principals that is tied to revenue of MK Decisioning Systems, LLC from sales of its products and services within two 12-month periods (the “First Earn-Out Period” and “Second Earn-Out Period”), with the First Earn-Out Period beginning on January 1, 2022 and ending on December 31, 2022 and the Second Earn-Out Period beginning on January 1, 2023 and ending on December 31, 2023. Pursuant to the terms and conditions set forth in the Purchase Agreement, the Earn-Out amount payable, if any, to the Seller Principals, will be a maximum of $7.5 million and $17.5 million for the First Earn-Out Period and Second Earn-Out Period, respectively, contingent on achievement of certain revenue milestones. The Earn-Out amounts are payable in a mix of cash and common stock and, in certain circumstances within both Earn-Out Periods, the payout method is subject to the election of the Seller Principals. Earn-Out amounts, if any, would be payable no later than 170 days after the end of each Earn-Out Period.

The Purchase Agreement includes customary representations, warranties and covenants, including non-competition, non-solicitation and indemnification provisions. The assertions embodied in the representations and warranties included in the Purchase Agreement were made solely for purposes of the contract between the parties to the Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders of the Company, and the representations and warranties may have been used to allocate risk between the parties to the Purchase Agreement rather than establishing matters as facts.

The foregoing is only a summary description of the Purchase Agreement and it does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the document, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information regarding the Purchase Agreement and the acquisition set forth in Item 1.01 is incorporated herein by reference.

Financial statements will not be filed in connection with the closing of the Purchase Agreement. Although the Company has determined it acquired a business, this purchase did not meet any of the conditions specified in Regulation S-X Rules 1-02(w) and 3-05(b) which would require the filing of financial statements.

Item 8.01 Other Events.

On September 13, 2021, the Company issued a press release announcing that it had entered into and closed the Purchase Agreement. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
2.1*	Asset Purchase Agreement, dated September 10, 2021, among Alkami Technology, Inc., MK Decisioning Systems, LLC., and individuals named therein.
99.1	Press Release announcing the closing of the acquisition, dated September 13, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally copies of omitted schedules and exhibits to the Securities and Exchange Commission or its staff upon its request. Certain confidential portions of this Exhibit, marked by brackets and asterisks ([***]), have been omitted because the confidential omitted information is both (i) not material and (ii) information that the registrant customarily and actually treats as private or confidential.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Alkami Technology, Inc.

Date:	September 13, 2021	By:	/s/ W. Bryan Hill
W. Bryan Hill
Chief Financial Officer